Exhibit 8.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

April 9, 2021

Alexion Pharmaceuticals, Inc.
121 Seaport Boulevard
Boston, MA  02210

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) of AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales (“AstraZeneca”), including the proxy statement/prospectus forming a part thereof, relating to the proposed business combination between AstraZeneca and Alexion Pharmaceuticals, Inc., a Delaware corporation.

We have participated in the preparation of the discussion set forth in the section entitled “The Merger Proposal—Material U.S. Federal Income Tax Consequences” in the Registration Statement.  In our opinion, such discussion of those consequences, insofar as it summarizes U.S. federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz